Resignation Agreement

This Resignation Agreement (“Agreement”) is entered into by and between Abode Healthcare, Inc., a Delaware corporation (“Abode”), and Michael McMaude (“Executive”), wherein the parties agree as follows:

1.
Definitions. Throughout this Agreement, the term “Company,” used alone, shall include each and all of the following: (a) ResCare, Inc., a Kentucky corporation (“ResCare”); (b) BrightSpring Health Services, Inc., a Delaware corporation (“BrightSpring”); (c) Abode, (d) any subsidiary, parent organization, affiliated entity, related entity, or division of any of ResCare, BrightSpring or Abode; and (e) any current or former officer, director, manager, trustee, agent, employee, member, shareholder, representative, insurer, or employee benefit or welfare program or plan (including the administrators, trustees, fiduciaries, and insurers of such program or plan) of an entity referenced in or encompassed by Subparagraphs 1(a), 1(b), 1(c) or 1(d). Throughout this Agreement, the term “Employment Agreement” means that Employment Agreement between Executive and BrightSpring made effective February 10, 2021.
2.
Cessation of Employment. Executive gave notice to the Chief Executive Officer of BrightSpring that Executive was resigning from all positions Executive holds with Company effective June 20, 2025 (the “Resignation Date”). Executive acknowledges and agrees that Executive has resigned from all roles and positions with Company (whether as an employee, director or manager. Executive agrees that Executive shall not be entitled to (and forfeits) any bonuses and awards (such as short-term incentive compensation, and long term bonus) and any previously granted stock options and restricted stock units, except to the extent provided in this Agreement. Executive acknowledges and agrees that as a result of Executive’s resignation of employment, the provisions of Section 7 of the Employment Agreement do not and will not apply and are hereby terminated and of no further force and effect.
3.
Consulting Services. As additional consideration for the terms, conditions and provisions contained in this Agreement, Executive (defined in this Section 3 as “Consultant”) agrees that, as a non-employee consultant (independent contractor) and during the period beginning on the last day of employment and continuing through the earlier of (a) January 26, 2027 or (b) at Company’s discretion on five (5) days prior written notice to Consultant from Company (the “Consulting Period”), Consultant will provide up to twenty (20) hours per month of transition and consulting services to Company of the type required from time to time by the Chief Executive Officer of BrightSpring and at such times as is reasonably requested from time to time by the Chief Executive officer of BrightSpring (the “Consulting Services”); provided, however, for the first forty-five (45) days after the Effective Date the Consulting Services shall include virtual meetings and regular engagement with employees of the Company’s hospice business line and will be at least an additional twenty (20) hours per week. During the Consulting Period, Consultant’s relationship with Company will be that of an independent contractor, and nothing in this Section 3 is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship. The parties acknowledge and agree that the means, manner and method of performing the above referenced Consulting Services are within Consultant’s exclusive control. During the Consulting Period, Consultant will not be entitled to any of the benefits which the Company may make available to its employees, including but not limited to, group health or life insurance, profit-sharing or retirement benefits, and Consultant acknowledges and agrees that Consultant’s relationship with Abode during the Consulting Period will not be subject to the Fair Labor Standards Act or other laws or regulations governing

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employment relationships. If Consultant is reclassified by a state or federal agency or court as an employee for tax or other purposes, Consultant shall become a non-benefit employee and will receive no benefits from the Company, except those mandated by state or federal law, even if by the terms of the benefit plans or programs of the Company in effect at the time of such reclassification Consultant would otherwise be eligible for such benefits.

In consideration for such Consulting Services, and as long as Consultant provides such services, Abode will pay Consultant a consulting fee equal to $2,000.00 per month during the Consulting Period (with an additional $12,000.00 for the first forty-five (45) days of the Consulting Period) plus pre-approved expenses, if any (the “Consulting Fee”). Consultant will have no authority to bind the Company to any contractual obligations, whether written, oral or implied. Consultant agrees not to represent or purport to represent Company in any manner whatsoever to any third party. As part of this consulting relationship, Consultant agrees and acknowledges that the following additional restrictive covenants shall apply during the Consulting Period and for the additional period outlined below:

(a)
During the Consulting Period and for twelve (12) months after the termination of the Consulting Period for any reason, Consultant will not directly or indirectly, in a competitive capacity within the Territory, own, manage, finance, operate, control or participate in ownership, management, finance, operation or control of, act as an agent, consultant, or be employed with, any Person that is engaged in the Business.
(b)
During the Consulting Period and for twenty-four (24) months after the termination of the Consulting Period for any reason, (A) Consultant will not directly or indirectly encourage, solicit, or induce, or attempt to encourage, solicit or induce any then-current employee, agent, contractor or representative of the Company and/or the other Affiliated Companies to terminate such Person’s employment or contractual relationship with the Company or any of the other Affiliated Companies (or devote less than full time efforts to its business), and (B) Consultant will not directly or indirectly hire or attempt to hire: (1) for any competitive position with any competitor any Person who is an employee, agent, contractor or representative of the Company or any of the other Affiliated Companies at such time (or who has been an employee, agent, contractor or representative of the Company or any of the other Affiliated Companies at any time within the preceding year) or (2) for any position with any business any Person who is an employee, agent, contractor or representative of the Company or any of the other Affiliated Companies at such time (or who has been an employee, agent, contractor or representative of the Company or any of the other Affiliated Companies at any time within the preceding year or during the Consulting Period). Notwithstanding the foregoing, this Agreement shall not be violated by (A) general advertising or solicitation not specifically targeted at Company or other Affiliated Company related persons or entities, or (B) Executive serving as a reference for an employee.
(c)
During the Consulting Period and for twenty-four (24) months after the termination of the Consulting Period for any reason, Consultant will not, in a competitive capacity, on behalf of any Person other than the Company or any of the other Affiliated Companies, directly or indirectly: (A) solicit, divert (or attempt to solicit or divert) or accept competitive Business from any then-current client, patient or customer or referral source of the Company or any of the other Affiliated Companies; (B) solicit, divert (or attempt to solicit or divert) or accept competitive Business from any client, patient or customer or referral source of the Company or any of the other Affiliated Companies with

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whom Consultant has had contact (either directly or indirectly) or over which Consultant has had responsibility at any time in the one (1) year preceding the termination of the Consulting Period or about whom Consultant has obtained Confidential Information; (C) solicit, divert (or attempt to solicit or divert) or accept competitive Business from any prospective client, patient or customer or prospective referral source of the Company or any of the other Affiliated Companies with respect to which the Company or any of the other Affiliated Companies has devoted or invested time, effort or expense in an effort to develop a business relationship or has identified in writing; or (D) solicit, divert (or attempt to solicit or divert) or accept competitive Business from any prospective client, patient or customer or prospective referral source of the Company or any of the other Affiliated Companies with whom Consultant has had contact (either directly or indirectly) or over which Consultant has had responsibility at any time in the one (1) year the termination of the Consulting Period or about whom Consultant has obtained Confidential Information.
(d)
The restrictive covenants in this Section 3 are in addition to (and therefore do not in any way replace, nullify or supersede) any restrictive covenant obligations of Consultant/Executive under the Employment Agreement, the Restrictive Covenant Agreement by and among Executive and BrightSpring dated February 10, 2021 (the “RCA”), and the Stock Incentive Plan Documents (as defined below).
(e)
Any capitalized term used in this Section 3 and that is not defined in this Section 3 shall have the meaning ascribed to such term in the Employment Agreement.
4.
Separation Consideration. As consideration for the terms and conditions contained in this Agreement, and only if this Agreement becomes effective and is not revoked within sixty (60) days of the Resignation Date, Company agrees as follows: (the following is, collectively, the “Separation Consideration”).
(a)
Executive is a party to that certain Management Stockholders’ Agreement dated December 7, 2017 by and among BrightSpring, KKR Phoenix Aggregator, L.P., a Delaware limited partnership (“KKR”), and the other parties identified as Management Stockholders (which includes Executive) (as amended, the “Stockholders Agreement”). For outstanding stock options issued under the 2017 Plan (as defined below): (a) Executive may pay the exercise price by delivering irrevocable instructions to a broker to sell a portion of the shares subject to the stock options sufficient to pay the applicable aggregate exercise price for each grant and to remit any amount equal to such aggregate exercise price to the Company in cash and satisfy any applicable tax liability incurred upon exercise of stock options by delivering irrevocable instructions to a broker to sell a portion of the shares subject to such stock options determined by Company in its discretion to be sufficient to cover the tax withholding obligations of Company and to remit any amount equal to such tax withholding obligations to Company (collectively, “Sell to Cover”), and (b) solely for purposes of the Sell to Cover, the provisions of Section 2(a)(i) of the Stockholders Agreement are waived.
(b)
Executive holds vested stock options granted to Executive pursuant to the Amended and Restated Phoenix Parent Holdings Inc. 2017 Stock Incentive Plan (as amended, the “2017 Plan”) and the grant notice(s) and award agreement(s) issued to Executive thereunder (collectively, with the 2017 Plan, the “2017 Plan Documents”) and the time period for Executive to exercise any stock options that are vested under the 2017 Plan Documents on the Resignation Date shall be amended and extended to end on the last day of their Option Period (as defined in the 2017 Plan Documents). Executive agrees that

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all unvested stock options under the 2017 Plan Documents on the Resignation Date are hereby forfeited, terminated and of no further force or effect.
(c)
Executive and Company are parties to the letter agreement dated February 10, 2021 (the “Rollover Agreement”) whereby Executive acquired shares of stock in Company (the “Rollover Equity”). The provisions of Section 2(a)(i) of the Stockholders Agreement are waived solely for purposes of allowing Executive to sell up to the difference (if a positive number) between (i) 60% of the Rollover Equity, less (ii) the percentage of Rollover Equity sold on or prior to the Effective Date (the “Remaining Rollover Equity”), in the following percentage: (i) 60% of the Remaining Rollover Equity beginning 90 days after the Effective Date, (ii) 30% of the Remaining Rollover Equity beginning 180 days after the Effective Date and (iii) 10% of the Remaining Rollover Equity beginning 270 days after the Effective Date.
(d)
On and after January 17, 2026, notwithstanding anything in this Agreement to the contrary, Executive may request from Company permission for Executive to serve on the board of directors of entities engaged in the Business and if such request is approved by Company then Executive may serve on such board of directors as long as such entity agrees with Company not to solicit or hire management or sales level employees of Company while Executive is so engaged.

The Separation Consideration reflects consideration provided to Executive over and above anything of value to which Executive is already is entitled. Notwithstanding anything herein to the contrary, Executive shall be entitled to Executive’s Base Salary through the Resignation Date and such employee benefits, if any, as to which Executive may be entitled under the retirement and health benefit plans of Company according to their terms (the “Accrued Rights”).

5.
Treatment of 2024 Equity Grants and Phantom Shares During Consulting Period.
(a)
Continued Vesting of Equity. Executive’s resignation shall not constitute a “Termination” under the BrightSpring Health Services, Inc. 2024 Equity Incentive Plan (the “2024 Plan”). Thus, so long as Executive continues to provide the Consulting Services for the duration of the Consulting Period (or if the Company terminates the Consulting Services prior to January 26, 2027 other than for cause), the unvested stock options and restricted stock units granted to the Executive pursuant to the 2024 Plan and the grant notice(s) and award agreement(s) issued to Executive thereunder (the “2024 Grant Agreements” and together with the 2024 Plan, the “2024 Plan Documents” and, collectively with the 2017 Plan Documents, the “Stock Incentive Plan Documents”) shall remain outstanding and eligible to vest through January 26, 2027 pursuant to their respective terms (such awards, the “Outstanding Equity Grants”). In all cases, any portion of the Outstanding Equity Grants that have not vested as of the last day of the Consulting Period shall be automatically forfeited for no additional consideration, and Executive shall have the full remaining option term to exercise any portion of the Outstanding Equity Grants that have vested as of the last day of the Consulting Period.
(b)
Phantom Shares. For purposes of the Phantom Shares that Executive holds in the BrightSpring Health Services Home Health and Hospice business (the “Phantom Shares”), Executive’s provision of the Consulting Services renders him a “contracted consultant” and so the Phantom Shares shall remain outstanding and eligible to vest until the last day of the Consulting Period (or if the Company terminates the Consulting Services prior to January 26, 2027 other than for cause, then through January 26, 2027). In all cases,

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any portion of the Phantom Shares that have not vested as of the last day of the Consulting Period shall be automatically cancelled and forfeited for no additional consideration.
6.
Tax. The Company will not make any withholdings or deductions, and will issue a Form 1099 to the Executive, with respect to the Consulting Fee. Executive shall be responsible for all taxes with respect to the Consulting Fee and hereby agrees to indemnify, hold harmless and defend the Company from any and all claims, liabilities, damages, taxes, fines or penalties sought or recovered by any governmental entity, including but not limited to the Internal Revenue Service or any state taxing authority, arising out of or in connection with the advisory fees.
7.
General Release and Waiver. In consideration for this Agreement, Executive (for Executive, Executive’s agents, assigns, heirs, executors, estate and administrators) releases and discharges Company from any claim, demand, action, or cause of action, known or unknown, which arose at any time from the beginning of time to the date Executive executes this Agreement and waives all claims relating to, arising out of, or in any way connected with Executive’s interactions with Company and/or employment with Abode, the cessation of that employment, or the compensation or benefits payable in connection with that employment or the cessation of that employment, including (without limitation) any claim, demand, action, or cause of action, including claims for attorneys’ fees and costs, (hereinafter collectively referred to as “Claims”), based on but not limited to: The Age Discrimination in Employment Act of 1967, as amended (“ADEA”), 29 U.S.C. § 621, et seq; The Americans With Disabilities Act of 1990, as amended (“ADA”), 42 U.S.C. § 12101, et seq.; The Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701, et seq.; The Family and Medical Leave Act of 1993, as amended (“FMLA”), 29 U.S.C. § 2601, et seq.; The Civil Rights Act of 1866 and 1964, as amended, 42 U.S.C. § 1981; The Lilly Ledbetter Fair Pay Act of 2009; Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000(e), et seq.; The Pregnancy Discrimination Act; the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), 29 U.S.C. § 1161, et seq. (except if eligible, Executive’s right to obtain continuation of insurance coverage); The Fair Credit Reporting Act, as amended, 15 U.S.C. § 1681, et seq.; The Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101, et seq., and any similar state law; The Equal Pay Act, as amended, 29 U.S.C. § 206, et seq.; The National Labor Relations Act, 29 U.S.C. § 151, et seq.; Colorado Anti-Discrimination Act (CADA), the Colorado Lawful Off-Duty Activities Statute (LODA), the Colorado Labor Relations Act, the Colorado Equal Pay Act, the Colorado Overtime and Minimum Pay Standards Order, the Colorado Healthy Families and Workplaces Act,; the Kentucky Civil Rights Act, KRS 344.010, et seq.; the Kentucky Wage and Hour Act, 337.00, et seq; The Kentucky Equal Opportunities Act, KRS 207.140-207.240; any Kentucky or Colorado state law and/or local law or ordinance that relates to employers, employees, or the workplace; any Kentucky or Colorado wage law; any existing or potential entitlement under any Company program or plan, including wages or other paid leave; any existing or potential agreement, contract, representation, policy, procedure, or statement (whether any of the foregoing are express or implied, oral or written); Claims arising under any federal, state and local fair employment practices law, and any other employee or labor relations statute, executive order, law or ordinance, and any duty or other employment-related obligation, Claims arising from any other type of statute, executive order, law or ordinance or common law, Claims arising from contract or public policy, as well as tort, tortious cause of conduct, breach of implied covenant of good faith and fair dealing, breach of contract, intentional and/or negligent infliction of emotional distress, invasion of privacy, defamation, wrongful discharge, negligence, discrimination, harassment, and retaliation, together with all claims for monetary and equitable relief, punitive and compensatory relief and attorneys’ fees and costs; and/or Claims under the U.S. or Kentucky or Colorado Constitution.

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Executive further releases and discharges Company, and waives all Claims related to any other federal, state, or local law, whether arising or emanating from statute, executive order, regulation, code, common law, or other source, including, but not limited to, all actions sounding in tort, contract, and/or any doctrine of good faith and fair dealing. Executive understands and agrees that Executive is releasing Company from any and all claims and is giving up the opportunity to recover any compensation, damages, or any other form of relief in any proceeding brought by Executive or on Executive’s behalf.

Notwithstanding the foregoing, this Agreement is not intended to operate as a waiver or release of: (a) any unpaid base compensation for the current pay period; (b) qualified 401k retirement benefits that are vested, the eligibility and entitlement to which shall be governed by the terms of the applicable plan; or (c) Executive’s rights to continued indemnification under the Company’s charter, bylaws or other operating documents and the Company agrees that you will continue to be covered by the Company’s directors and officers liability insurance policy as in effect from time to time to the same extent as other former directors and officers of the Company.; (d) Executive’s rights under this Agreement (e) any other Accrued Rights. Moreover, nothing in this Section 7 or this Agreement shall be interpreted to waive or extinguish any rights which — by express and unequivocal terms of law — may not under any circumstances be waived or extinguished including, without limitation, state unemployment or workers compensation claims, under the ADEA if those rights or claims arise after the date Executive signs this Agreement, nor preclude Executive from challenging the validity of this Agreement under the ADEA.

8.
Covenant Not to Sue. Except for those matters not waived as set forth in Section 6, Executive agrees that Executive will never sue or file a lawsuit against Company, including, without limitation, any lawsuit concerning or in any way related to Executive’s employment with Abode, the termination of that employment, the compensation or benefits payable in connection with Executive’s employment, or any other interaction or relationship with Company, and that no such suit is currently pending. Should Executive violate any aspect of this Section 8, Executive agrees that any suit shall be null and void and must be summarily dismissed or withdrawn. This Section 8 and this Agreement shall not operate to waive or bar any claim which — by express and unequivocal terms of law — may not under any circumstances be waived or barred. Moreover, this Agreement shall not operate to waive rights or claims under the ADEA if those rights or claims arise after the date Executive signs this Agreement, nor preclude Executive from challenging the validity of the Agreement under the ADEA or otherwise enforcing this Agreement.
9.
Applicable Law. This Agreement shall be interpreted, enforced, and governed under the laws of the State of Kentucky, without regard to conflict of laws principles thereof.
10.
Waiver of Jury Trial. Executive understands and acknowledges Company’s desire and need to defend any litigation against it in Kentucky. Accordingly, the parties agree that any claim brought by Executive against Company or any of its employees or agents must be maintained only in the state and federal courts having responsibility for Louisville, Kentucky. Executive further understands and acknowledges that in the event Company initiates litigation against Executive, Company may need to prosecute such litigation in Executive’s forum state, in the State of Kentucky, or in such other state where Executive is subject to personal jurisdiction. In addition, Executive specifically consents to personal jurisdiction in the State of Kentucky. Both parties waive the right to a jury trial.
11.
General Conditions. Should Executive ever breach any provision or obligation under this Agreement, the Parties agree that the range of remedies includes the following:

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(a)
Executive shall pay all damages incurred by Company (including, without limitation, reasonable attorneys’ fees) following and/or as a result of Executive’s breach if such breach is not cured or corrected to the satisfaction of Company within fourteen (14) days of Abode mailing written notice of the breach to Executive’s last known address; and
(b)
All stock options (whether vested or unvested) and all restricted stock units shall be immediately forfeited and shall terminate, expire and be of no further force and effect and (i) if any such options have been exercised Executive shall with respect to each exercised option – upon written request by Company to do so – reimburse Company by certified check the difference between the fair market value of such exercised option less the exercise price of such exercised option and (ii) if any such restricted stock units have vested Executive shall – upon written request by Company to do so – reimburse Company by certified check value of such vested restricted stock units.

Nothing in this Section 11 is intended to limit or restrict any other rights or remedies Company may have by virtue of this Agreement or otherwise.

12.
Application. This Agreement shall apply to Executive, as well as to Executive’s heirs, executors, administrators, assigns, and successors. This Agreement also shall apply to, and inure to the benefit of, Company, the predecessors, successors, and assigns of Company, and each past, present, or future employee, agent, representative, officer, or director of Company.
13.
Disclaimer of Liability. This Agreement shall not be construed as an admission of liability or wrong‑doing by either party.
14.
Return of Property. Executive shall promptly return to Abode any property of Company then in Executive’s possession or control, including without limitation, any confidential information or any electronic devices owned by Company in Executive’s possession or control or otherwise purchased by Company on Executive’s behalf without deletion or modification of any business related or personal data, software, or programs then existing on such devices.
15.
Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing if to ResCare, Inc. d/b/a BrightSpring Health Services, 805 N. Whittington Parkway, Louisville, KY 40222, attention General Counsel, or if to Executive at the most recent address on the records of Abode, or such other addresses as a party may designate by notice to other parties, and will be deemed to have been duly given: (a) when delivered by hand (with written confirmation of receipt); (b) five days after being sent by U.S. certified mail, return receipt requested; or (c) one business day after being sent overnight for next day delivery if sent by a nationally recognized overnight delivery service, in each case to the appropriate addresses first set forth above (or to such other address as a party may designate by notice to the other party).
16.
Effective Date. This Agreement may only be accepted during the 21‑day period after Executive receives this Agreement. In the event Executive signs this Agreement within the twenty‑one (21) days following Executive’s receipt of this Agreement, Executive shall have an additional seven (7) days to revoke this Agreement (with any revocation needing to be mailed and emailed to the attention of Chief Human Resources Officer, ResCare, Inc. d/b/a BrightSpring Health Services 805 N. Whittington Parkway, Louisville, KY 40222; email: lisa.nalley@brightspringhealth.com) This Agreement shall not become effective, and none of the benefits set forth in this Agreement will become due or payable, until after the Effective Date of this Agreement (the “Effective Date” being the first day after Executive has executed the Agreement within the allotted 21‑day period and the 7‑day revocation period has expired without revocation being exercised).

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17.
Complete Agreement. This Agreement, the Employment Agreement, the RCA, the Stock Incentive Plan Documents, the Management Stockholders’ Agreement, and the Rollover Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes and encompasses all prior and contemporaneous oral and written agreements, negotiations or discussions among the parties and constitutes a complete and exclusive statement of the terms of the agreement among the parties..
18.
Amendment. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment. The parties agree that all representations, warranties, covenants, and agreements of and by the parties will survive and are fully enforceable after the date hereof.
19.
No Reliance. Except as set forth herein, Executive acknowledges and agrees that, in executing this Agreement Executive does not rely and has not relied upon any representations or statements not set forth herein made by Company with regard to the subject matter, basis, or effect of this Agreement, the benefits to which Executive is or may be entitled, or any other matter. Executive agrees that the obligations set forth in this Agreement have been negotiated fully and fairly and represent an agreement based on the totality of the transactions.

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Knowledge and Understanding

Executive acknowledges under penalties of perjury that: (a) Executive received this Agreement on June 20, 2025; (b) Executive has been, and is hereby, advised to consult with an attorney prior to executing this Agreement and has been given a reasonable amount of time within which to consult with an attorney; (c) Executive has been given a period of twenty‑one (21) days within which to consider this Agreement; (d) Executive has availed Executive of all opportunities Executive deems necessary to make a knowing, voluntary, and fully informed decision; (e) Executive has signed this Agreement free of duress or coercion; and (f) Executive is fully aware of Executive’s rights, and has carefully read and fully understands all provisions of this Agreement before signing.

Agreed to by: Abode Healthcare, Inc.

/s/ Michael McMaude By: /s/ Jon Rousseau

Michael McMaude Jon Rousseau, Authorized Representative

Dated: June 20, 2025 Dated: June 20, 2025

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Resignation agreement